CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS (I) NOT MATERIAL, AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. OMISSIONS ARE MARKED [***].

Exhibit 10.1

INDUSTRIAL LEASE AGREEMENT

CLINTON COMMERCE PARK

HAEMONETICS CORPORATION

Content

INDUSTRIAL LEASE AGREEMENT

THIS INDUSTRIAL LEASE AGREEMENT (“Lease”) is executed this 22nd day of May, 2020 (“Effective Date”) by and between CLINTON COMMERCE III, LLC, a Pennsylvania limited liability company (“Landlord”), and HAEMONETICS CORPORATION, a Massachusetts corporation (“Tenant”).

ARTICLE 1 - LEASE OF PREMISES

Section 1.01. Basic Lease Provisions and Definitions.

(a)“PREMISES”: The premises consists of the interior of an industrial facility comprised of approximately 202,817 rentable square feet of space (the “Premises”) which is located in the Building (hereafter defined), including the appurtenant right to use the Property Common Areas (as hereafter defined in Section 1.02). The Premises are shown on the plan attached hereto as Exhibit A. The Landlord has advised the Tenant that the total rentable square footage of the Premises has been determined in accordance with BOMA American National Standard Z65.1-2017. Any change in the actual rentable square footage of the Building shall cause a corresponding change in all terms contained herein which are determined based on the rentable square footage and Tenant shall be notified of such change in writing. Tenant shall have a right to re-measure the rentable square footage of the Premises.
(b)“BUILDING”: The building commonly known as Building III of Clinton Commerce Park, with an address of 1300 Clifford Ball Drive, Clinton, PA 15026, such Building being located on the Property.
(c)“PROPERTY”: The real property on which the Building and Premises are located, as further described in Exhibit A-1.
(d)“LANDLORD'S WORK”: Prior to the Commencement Date, Landlord shall complete the construction of the “shell and core” of the Building. Following the Commencement Date, Landlord shall provide electric service to the Premises as provided in Section 6.01 herein, secure the final inspection related to the building permit that has been issued by the municipality for such work and secure close-out of such building permit, and finalize the items detailed on Exhibit G attached hereto. Landlord agrees to take all actions required to close out all NPDES Permits for the Property, it being understood that this closure process may not occur for several months after the Commencement Date.
(e)“MINIMUM ANNUAL RENT”:

Year 1 / Commencement Date – December 10, 2020	$[***] /$[***] per s.f.
Year 1 / December 11, 2020 - Month 12	$[***] / $[***] per s.f.
Year 2 / Months 13 – 24	$[***] / $[***] per s.f.
Year 3 / Months 25 – 36	$[***] / $[***] per s.f.
Year 4 / Months 37 – 48	$[***] / $[***] per s.f.
Year 5 / Months 49 – 60	$[***] / $[***] per s.f.
Year 6 / Months 61 – 72	$[***] / $[***] per s.f.
Year 7 / Months 73 – 84	$[***] / $[***] per s.f.
Year 8 / Months 85 – 96	$[***] / $[***] per s.f.
Year 9 / Months 97 – 108	$[***] / $[***] per s.f.

Year 10 / Months 109 – 120	$[***] / $[***] per s.f.

Year 11 / Months 121 – 132	$[***] / $[***] per s.f.
Year 12 / Months 133 – 144	$[***] / $[***] per s.f.
Year 13 / Months 145 – 156	$[***] / $[***] per s.f.
Year 14 / Months 157 – 168	$[***] / $[***] per s.f.
Year 15 / Months 169 – 180	$[***] / $[***] per s.f.
Year 16 / Months 181-187	$[***] / $[***] per s.f.
(f)“MONTHLY RENT INSTALLMENTS”:
Commencement Date –
December 10, 2020  $[***] per month
December 11, 2020 – Month 12   $[***] per month
Months 13 – 24     $[***] per month
Months 25 – 36     $[***] per month
Months 37 – 48    $[***] per month
Months 49 – 60    $[***] per month
Months 61 – 72     $[***] per month
Months 73 – 84     $[***] per month
Months 85 – 96     $[***] per month
Months 97 – 108    $[***] per month
Months 109 – 120    $[***] per month
Months 121 – 132    $[***] per month
Months 133 – 144    $[***] per month
Months 145 – 156    $[***] per month
Months 157 – 168    $[***] per month
Months 169 – 180    $[***] per month
Months 181 – 187    $[***] per month
(g)“LEASE TERM”: Fifteen (15) years and seven (7) months, plus a part of a month, if any, from the Commencement Date to the first day of the first full calendar month in the Lease Term.
(h) COMMENCEMENT DATE”: The Lease Term shall commence upon the Effective Date of this Lease. Tenant agrees that it shall promptly apply for a zoning confirmation letter from Findlay Township confirming that Tenant’s use of the Premises is permissible and provide Landlord with copies of such request and any responses from Findlay Township.
(i)“RENT COMMENCEMENT DATE”: Tenant’s obligation to pay Rent (being Minimum Annual Rent and Additional Rent) shall commence on December 11, 2020. No Rent will be due prior to the Rent Commencement Date, and then subject to the free rent schedule as reflected in the schedule in Section 1.01(e) and (f) above (“Free Minimum Rent Period). All payments due to the Landlord from Tenant under this Lease, other than Minimum Annual Rent, but including Real Estate Taxes, Operating Expenses and any other amounts due under this Lease, shall be “Additional Rent.”) The first payment of the Monthly Rental Installment will include the prorated amount of rent for the number of days of any partial month from the Rent Commencement Date until the first day of the first full month following the Rent Commencement Date. Notwithstanding the foregoing or anything else herein to the contrary, if the Tenant is unable to commence construction of the Tenant Improvements (as hereinafter defined) by August 15, 2020 due to a COVID-19 Delay (as defined below), the Rent Commencement Date shall be extended one day for each day past such date, but not to exceed forty-five (45) days, that commencement of construction of the Tenant Improvements is delayed due to a delay in the issuance of any construction permit due in whole or in part to a COVID-19 Delay; provided, however, that in order to claim a COVID-19 Delay, Tenant shall provide written notice to Landlord of a COVID-19 Delay within forty-eight (48) hours of actual knowledge of such delay. In addition, notwithstanding the foregoing or anything else herein to the contrary, if Tenant is unable to commence construction of the Tenant Improvements by August 15, 2020 due to Landlord’s failure to provide electric service to the Premises as provided in Section 6.01 herein, the Rent Commencement Date shall be extended one day for each day past August 15, 2020 that commencement of construction of the Tenant Improvements is delayed due to Landlord’s failure to provide electric service to the Premises as provided in Section 6.01 herein.

(j)“TENANT IMPROVEMENT ALLOWANCE”: Landlord shall pay to Tenant a Tenant Improvement Allowance of [***] Dollars and 00/100 ($[***]) per rentable square foot, for a total of [***] Dollars and 00/100 ($[***]; subject to adjustment for any re-measurement of the Premises as heretofore provided) as a contribution toward the cost of the Tenant Improvements as defined in Section 2.02. The Tenant Improvement Allowance shall be used for construction, architectural and engineering services, project management, voice/data cabling, security systems, and moving costs; provided, however, that at least 75% of the Tenant Improvement Allowance must be used for hard construction costs and related items for the Tenant Improvements. Tenant shall receive reimbursements from the Tenant Improvement Allowance on a monthly basis upon submittal of documentation to Landlord as provided herein. To the extent that the funds for the Tenant Improvement Allowance are to be paid by the Tenant’s Lender, Employee Real Estate Construction Trust Fund (the “Lender”), the Landlord has directed its Lender to disburse the proceeds for the Tenant Improvement Allowance directly to the Tenant. Tenant with its request for the disbursement of the Tenant Improvement Allowance shall provide the account information for the receipt of the Tenant Improvement Allowance. Landlord has advised the Tenant that its Lender has approved of the payment directly to the Tenant.

(k)Security Deposit. There shall be no security deposit required of the Tenant under this Lease.

(l)“BROKER(S)”: Hanna Langolz Wilson Ellis, representing Tenant and CBRE, Inc. representing Landlord, individually and collectively.

(m)“PERMITTED USE”: Tenant shall be permitted to utilize the Premises for medical device manufacturing (including, but not limited to sterilization), warehouse, distribution, general, administrative and executive offices, operations center, customer service center, recruiting, business processing, training and sales, and all uses ancillary thereto, provided such use conforms to all applicable zoning requirements of the appropriate governmental authority sufficient to entitle Tenant to an occupancy permit from such governmental authority. Any use other than this must be approved in advance in writing by Landlord.

(n)“COVID-19 ORDER”: Any declaration, order, directive, guidance, announcement, recommendation or and other broad communication that have been or may be issued by a governmental authority aimed at controlling, limiting, slowing, mitigating or otherwise managing the novel coronavirus known as COVID-19 or any mutation thereof.

“COVID-19 DELAY”: Any delay in Tenant’s obtaining a construction or occupancy permits or approvals beyond what would be commercially reasonable with respect to the Tenant Improvements or completing Tenant Improvements, to the extent caused by any person’s attempted or actual compliance with or conformity to a COVID-19 Order, including but not limited to the shutting down of places of business, canceling meetings, conferences and gatherings, notifying personnel to work from home, not report to work or work a reduced schedule, key personnel missing regular work in order to provide child care or to care for persons in quarantine, isolation or hospitalization due to exposure to or treatment of COVID-19 or any mutation thereof, reduction in productivity due to maintaining “social distancing” from other individuals, and/or disrupting supply chains for construction materials or equipment (including personal protective equipment for construction personnel).

(o)NOTICE AND PAYMENT ADDRESSES:

Landlord:  Clinton Commerce III, LLC
          c/o Al. Neyer, LLC
          Attn: Asset Manager
          302 W. Third Street, Suite 800
          Cincinnati, OH 45202

With copy to:  Al. Neyer, LLC
          Attn: Legal Services
          302 W. Third Street, Suite 800
          Cincinnati, OH 45202

With Payments to: Clinton Commerce III, LLC
(Property Manager) c/o CBRE, Inc.
          600 Grant Street, Suite 4800
Pittsburgh, PA 15219
Tenant:   Haemonetics Corporation
          125 Summer Street
          Boston, Massachusetts 02110
          Attention: SVP, Global Business Services
With copy to:  Haemonetics Corporation
          125 Summer Street
          Boston, Massachusetts 02110
          Attention: Executive Vice President and
            General Counsel
(p)EXHIBITS:

Exhibit A:	Premises
Exhibit A-1:	Property Description
Exhibit B:	Form of Letter of Understanding
Exhibit C:	Tenant Improvements
Exhibit C-1:	Tenant Proposed Site Plan Updates
Exhibit C-2:	Contractor Guidelines
Exhibit D:	Rules and Regulations
Exhibit E:	Form of Ground Lease Agreement NDA
Exhibit E-1:	Form of Lender SNDA
Exhibit F:	Ground Lease Agreement
Exhibit G:	Landlord Work
Section 1.02. Lease of the Premises.

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises, under the terms and conditions herein, together with a non-exclusive right to use the following (collectively, the "Property Common Areas"): the areas of the Property, the Building and the related land and improvements appurtenant thereto necessary for access to the Premises, including, without limitation, driveways, parking areas and sidewalks, that are designed for use in common by a tenant of the Building and its respective employees, agents, contractors, representatives, customers, guests, invitees and others and the right to use the Common Areas of the Property for the installation of silos, HVAC, transformers, parking (additional and existing) and other equipment for the Permitted Use provided that Tenant obtains all necessary approvals from governmental authorities and that any such installation is in accordance with the terms of this Lease and as shown on the plan attached hereto as Exhibit C-1 , (it being understood that the plan layout may change but the general scope of the exterior improvements are depicted on Exhibit C-1) . Landlord leases the Property pursuant to a ground lease (“Ground Lease Agreement”) between Landlord and The Allegheny County Airport Authority (“Ground Lessor”) dated September 27, 2018. Landlord warrants and represents that it has the right to enter into this Lease with the Tenant without any consent by the Ground Lessor or any holder of a mortgage on the Landlord’s leasehold interest or any fee mortgage of the Ground Lessor, or if so required such consents have been secured.

Tenant agrees that it shall not take any action that would violate or cause a default under the Ground Lease Agreement, a copy of which is attached as Exhibit F. Landlord may amend the Ground Lease but no such amendment shall be binding upon Tenant which would (i) adversely impact the Permitted Use, (ii) will materially impact any other rights of Tenant under the Lease, or (iii) materially increase Tenant’s cost or expenses or any other obligations under the Lease.

Landlord, at Landlord’s sole cost and expense, shall, by the earlier of (i) July 15, 2020 or (ii) fourteen (14) days after the submission by Tenant of a Building Permit application to Findlay Township, provide for the rental and delivery of a portable diesel generator with a full fuel tank to the parking lot of the Property for Tenant’s use on a 24-hour per day/7-day per week basis until 1200 amp permanent power to the Building is connected, tested, inspected and all required municipal permit sign-offs are received by Landlord and provided to Tenant in writing.  Tenant agrees that it shall notify Landlord at [***] within three (3) days of Tenant’s submission of the Building Permit application referenced in this paragraph.

Section 1.03. Park Common Areas.

The Premises are leased together with the rights granted to Landlord under the Ground Lease Agreement to use, in common with other tenants in the Clinton Commerce Center (“Park”), and their respective agents, invitees and employees all exterior areas and facilities (including, without limitation, sidewalks, driveways and landscaped areas) in the Park which are made available by the owner of the Park to Tenant and other tenants within the Park and/or to the general public, in common (“Park Common Areas”). The amount of Park Common Areas attributable to the Premises is 10% (17.11 acres / 171.44 acres) (“Park Proportionate Share”) and is included as part of Operating Expenses.

ARTICLE 2 - LEASE TERM AND POSSESSION

Section 2.01. Lease Term.

The Lease Term shall commence as of the Commencement Date. Landlord will provide simultaneously with the execution of this Lease a Ground Lease Estoppel and Non-Disturbance Agreement in the form attached to this Lease as Exhibit E and signed by Ground Landlord, and a Subordination, Non-Disturbance and Attornment Agreement from any existing lender holding a fee or leasehold mortgage or other interest in the Property in substantially the form attached to this Lease as Exhibit E-1. Promptly following the Commencement Date, Tenant shall execute Landlord's Letter of Understanding in substantially the form attached hereto as Exhibit B and made a part hereof, with an updated thereof promptly following the Rent Commencement Date, acknowledging, among other things, that Tenant has accepted the Premises, subject to the provisions of this Lease. If Tenant takes possession of and occupies the Premises, Tenant shall be deemed to have accepted the Premises and that the condition of the Premises and the Building was at the time satisfactory and in conformity with the provisions of this Lease in all respects, except for latent defects and other items specifically identified in Exhibit B and the provisions of this Lease.
Section 2.02. Construction of Tenant Improvements.
(a) Tenant intends to design, construct and install all leasehold improvements to the Premises (collectively, the "Tenant Improvements") generally in accordance with Exhibit C and Exhibit C-1 attached hereto and made a part hereof, which are hereby consented to by the Landlord. Tenant shall provide the Landlord with copies of all construction plans submitted for applicable permits and the final plans and permits secured from the appropriate municipalities and utilities.
(b)  Tenant shall utilize a general contractor of its choice for construction of the Tenant Improvements and the selection of such contractor shall be subject to the terms of subsection (d) hereafter. Tenant shall provide all contractors performing Tenant Improvements with a copy of Landlord's Contractor Rules and Regulations attached as Exhibit C-2 ("Contractor Guidelines"). In the event of a conflict between the Contractor Guidelines and the provisions of this Lease, the provisions of the Contractor Guidelines shall govern and control. Tenant shall be responsible for causing Tenant's contractors to comply with the Contractor Guidelines, and shall cause such Contractor Guidelines to be incorporated as part of the construction contract with the Contractor engaged by the tenant. Tenant shall be solely responsible for ensuring that the Tenant Improvements are completed in accordance with all applicable codes and for all construction and occupancy permits related to the Tenant Improvements.
(c) All Tenant Improvements shall be completed at Tenant’s sole cost and expense, subject to payment of the Tenant Improvement Allowance pursuant to Section 1.01(j), which Tenant Reimbursement Allowance shall be reimbursed by the Landlord to the Tenant on a monthly basis as provided in this Lease. Landlord's obligation to make each payment of the Tenant Improvement Allowance to Tenant shall be contingent upon: (i) Tenant providing evidence that all invoices related to the portion of the Tenant Improvement reimbursement being requested have been paid in full and (ii) Landlord's receipt of copies of executed lien waivers from all contractors engaged by the Tenant who have a right to file a mechanic’s lien again the Premises and whose contract exceeds $25,000.00 evidencing that said contractors have been paid in full for completed work to date for which reimbursement from Landlord to Tenant is being requested and lien releases for the disbursements being requested. Provided that (i) Tenant is not in default of the terms of this Lease beyond applicable cure periods and (ii) Tenant has delivered the items required in Section 2.02(c) to Landlord, following the Rent Commencement Date and Landlord’s receipt of Tenant’s payment of the first month’s Rent, Tenant may request that Landlord pay any remaining balance of the Tenant Improvement Allowance to Tenant. Payment of installments of the Tenant Improvement Allowance shall be made within thirty (30) days of Tenant’s request and provision of the required documents.
To the extent that Landlord does not pay the Tenant Improvement Allowance to the Tenant as provided herein, and provided that Tenant is not in default of the terms of this Lease beyond applicable cure periods and Tenant has provided the executed lien waivers required by this Section 2.02(c), the Tenant shall have the right to offset the Tenant Improvement Allowance, or such applicable portion thereof as has not been paid by the Landlord as provided herein, against the next payments of Rent coming due. Provided, however, if the Landlord disputes in good faith that the Tenant Improvement Allowance requested by the Tenant is not properly due because Tenant is in default of the terms of this Lease beyond applicable cure periods or has failed to provide the executed lien waivers required by this Section 2.02(c), the Landlord shall provide the Tenant within five (5) days of the receipt of the request for the disbursement of the Tenant Improvement Allowance of its reasons therefore. If the parties are not able to resolve the dispute within fifteen (15) days from the date of Tenant’s request for the reimbursement with all required supporting documents, then the matter shall be submitted to resolution in accordance with the provisions of Section 16.16 hereof.

Upon completion of the Tenant Improvements, Tenant will provide Landlord with (i) a complete list of all subcontractors, vendors and/or material suppliers contracted for the Tenant Improvements and final lien waivers from all such subcontractors, vendors or materials suppliers whose contract amount exceeds $25,000.00 and who has a right to file a mechanic’s lien against the Premises, (ii) Tenant submission to Landlord of as-built drawings documenting the Tenant Improvements, and (iii) a copy of the certificate of occupancy (or other certificates evidencing inspection and acceptance of the Tenant Improvements by appropriate government authorities).

(d)  This Section 2.02(d) will be in effect while Landlord’s existing construction loan is outstanding. Except as otherwise approved in writing and in advance by Landlord, the following applies to all construction work at the Building and the Premises that is performed by individuals or contractors retained by Landlord or Tenant:

All construction work, including interior and tenant finish work and the continuing service maintenance contracts on the heating, ventilation, refrigeration, and air conditioning equipment, shall be performed by union contractors or subcontractors which are parties to and bound by a collective bargaining agreement with labor organizations affiliated with the local union Building and Construction Trades Council and the Area Regional District Council of Carpenters. All contractors and subcontractors shall comply with prevailing craft jurisdictions in the area.

The above language shall be included in each agreement with any contractor, subcontractor and tenant, and each party shall comply with the foregoing. The Landlord shall provide the Tenant upon request by Tenant with confirmation if the aforesaid provision is still in force and effect.
Section 2.03. Right to Extend Term.

Landlord grants Tenant the right and option to extend the Lease Term for up to two (2) consecutive periods of five (5) years each followed by one (1) consecutive period of four (4) years (each an “Option Term”). The Lease Term shall be extended for the Option Term provided: (a) written notice of Tenant’s election to exercise its right and option to extend the Lease Term is given to Landlord at least twelve (12) months prior to the expiration of the Lease Term or previous Option Term, as applicable, and (b) no Tenant Default then exists beyond applicable cure periods under the Lease. Within thirty (30) days of request of the Tenant made no more than eighteen (18) months prior to the expiration of the then Term, Landlord shall provide to Tenant a Notice of the Minimum Annual Rent (“Notice of Option Term Rent”) for the applicable Option Term. If the Tenant elects to extend the Term, the Landlord and the Tenant shall work in good faith to reach agreement on the Minimum Annual Rent for the applicable Option Term for a period not to exceed thirty (30) days after Landlord delivers its Notice of Option Term Rent to the Tenant. If Tenant extends the Lease Term as aforesaid, then the Lease Term shall be duly extended for the applicable Option Term upon all of the same terms, provisions and conditions, except as hereinafter provided, and all references contained in this Lease to the Lease Term shall be construed to refer to the Lease Term as extended, whether or not specific reference thereto is made in this Lease. If the Landlord and the Tenant do not reach Agreement on the Minimum Annual Rent as aforesaid, then the Minimum Annual Rent for each Option Term will be at the then prevailing market rate, corresponding to the “Fair Market Rent” (“FMR”); provided, however, that FMR shall not include the amortized value of any Tenant specific furniture, fixtures, equipment, Tenant Improvements or Specialized Alterations.

If Landlord and Tenant cannot mutually agree on the FMR for Minimum Annual Rent for an Option Term as aforesaid, then each will appoint an MAI real estate appraiser whose instruction shall be to appraise the FMR for the Premises within 30 days based on an analysis of the Premises and properties in the area of and comparable to the Premises, but excluding the amortized value of any Tenant specific furniture, fixtures, equipment, Tenant Improvements or Specialized Alterations. If an appraisal of the FMR for the Option Term has not been received or determined, or, after such appraisals are performed, Landlord and Tenant still cannot reach mutual agreement as to the FMR for the Option Term, then Tenant shall have the right to revoke and rescind its exercise of the Option Term with not less than nine (9) months written notice to Landlord (or within thirty (30) days after receipt or determination of FMR as provided herein if less than nine (9) months remain prior to the expiration of the then Term), and this Lease shall then expire at the end of the then current term.

Section 2.04. Intentionally Omitted.

Section 2.05. Intentionally Omitted.

Section 2.06. Surrender of the Premises.

Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, immediately (a) surrender the Premises to Landlord in broom-clean condition and in substantially the same condition that the Premises was in upon the shell final inspection except for all office space (provided, however, that the total amount of office space does not exceed twenty percent (20%) of the rentable square footage of the Premises) and restrooms (unless otherwise mutually agreed in writing between Landlord and Tenant), and (b) repair any damage required to restore the Premises to the condition existing upon the Commencement Date, reasonable wear and tear and casualty excepted; provided, however, Tenant agrees that it shall remove from the Premises (i) all fixtures, furniture and equipment, and (ii) any Specialized Alterations (whether performed as part of the Tenant Improvements or afterwards) required to be removed pursuant to Section 7.03. Upon the expiration or earlier termination of this Lease, all of Tenant’s Property (as defined in Section 8.01 below) that is not removed shall be conclusively deemed to have been abandoned and Landlord shall be entitled to dispose of Tenant’s Property at Tenant’s costs, without incurring any liability to Tenant. This Section shall survive the expiration or any earlier termination of this Lease.

Section 2.07. Holding Over.

If Tenant retains possession of the Premises after the expiration or earlier termination of this Lease, Tenant shall be a tenant at sufferance at one hundred fifty percent (150%) of the Monthly Rental Installments and Annual Rental Adjustment (as hereinafter defined) for the Premises in effect upon the date of such expiration or earlier termination, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. If Tenant retains possession of the Premises for greater than ninety (90) days after the expiration or earlier termination of this Lease, Tenant shall be a tenant at sufferance at two hundred percent (200%) of the Monthly Rental Installments and Annual Rental Adjustment (as hereinafter defined) for the Premises in effect upon the date of such expiration or earlier termination, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of Rent after such expiration or earlier termination shall not result in a renewal of this Lease, nor shall such acceptance create a month-to-month tenancy. In the event a month-to-month tenancy is created by operation of law, either party shall have the right to terminate such month-to-month tenancy upon thirty (30) days' prior written notice to the other, whether or not said notice is given on the date that any Rent is due. This Section shall not be deemed a consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor limit Landlord’s remedies in such event. Notwithstanding the foregoing, in no event shall the Tenant be liable to the Landlord for loss of profits, loss of business, or indirect, consequential or punitive damages for any hold over.

ARTICLE 3 - RENT

Section 3.01. Rent.

Tenant shall pay to Landlord the Minimum Annual Rent in the amounts of the Monthly Rental Installments set forth in Section 1.01(f) above, in advance, without demand, abatement, counterclaim, recoupment, deduction or offset, except as specifically otherwise provided herein, on the Rent Commencement Date, and, thereafter, on or before the first day of each and every calendar month thereafter during the Lease Term. The Monthly Rental Installments for partial calendar months shall be prorated on the basis of the total number of days in the applicable calendar month. Tenant shall be responsible for delivering the Monthly Rental Installments to the payment address set forth in Section 1.01(o) above in accordance with this Section.

Section 3.02. Annual Rental Adjustment Definitions.

(a) "Annual Rental Adjustment": the amount of Operating Expenses for the Premises, Building and Property Common Areas for a particular calendar year.

(b) "Operating Expenses": the amount of all of Landlord's costs and expenses paid or incurred in , operating, repairing, replacing and maintaining the Premises, Building and Property Common Areas in good condition and repair for a particular calendar year, including by way of illustration and not limitation, the following: all Real Estate Taxes (as defined in Section 3.02(d) below), insurance premiums and deductibles; water, sewer, electrical and other utility charges other than the separately billed electrical and other utility charges paid by Tenant pursuant to this Lease; all expenses, other than the ground rent payment, incurred by Landlord in connection with the Ground Lease Agreement, including, but not limited to, the Park Proportionate Share (as defined in Section 1.03) of expenses associated with the Park Common Areas (current Park Common Area maintenance charges for the Premises are $[***]/year) and any detention pond utilized by the Premises; service and other charges incurred in the repair, replacement, operation and maintenance of the elevators and the heating, ventilation and air conditioning ("HVAC") system; Building exterior maintenance and cleaning services including but not limited to power washing of exterior walls, tuck-pointing of exterior walls, glass panel sealing, exterior security lights (and utilities for the same), gutter and downspout cleaning and repair, minor roof repair and maintenance and repair of lawn sprinkler systems; general cleaning and other janitorial services; trash removal services; tools and supplies; repair costs; landscape maintenance and replanting costs; access patrols; license, permit and inspection fees; management fees; administrative fees; supplies, costs, wages and related employee benefits payable for the management, maintenance and operation of the Building; maintenance, repair and replacement of the driveways, parking and sidewalk areas (including snow and ice removal, line painting and sealing), landscaped areas and lighting (including the repair and replacement of light bulbs and poles); and maintenance and repair costs, dues, fees and assessments incurred under any covenants or charged by any owners association. The cost of any Operating Expenses that are capital in nature as determined by Generally Accepted Accounting Principles (GAAP) ("Capital Expenses") shall be amortized over the useful life of the improvement according to GAAP, regardless of remaining lease term, at an interest rate equal to the WSJ Prime Rate upon the date of completion of the Capital Improvement plus 250 basis points, and in each calendar year of the Lease Term only the amortized portion of such Capital Expenses shall be included, and such amortized portion shall be prorated with respect to any partial calendar year during the Lease Term.

(c) Intentionally deleted.

(d) "Real Estate Taxes": any form of real estate tax or assessment or service payments in lieu thereof or water or sewer tax or charges, and any license fee, excise tax, commercial rental tax, improvement bond, charges in connection with an improvement district or other similar charge or tax (other than inheritance, personal income or estate taxes) imposed upon the Building or Property, or against Landlord's business of leasing the Premises, by any authority having the power to so charge or tax, together with costs and expenses of contesting the validity or amount of the Real Estate Taxes. Real Estate Taxes shall also include all reasonable costs and expenses incurred by Landlord in seeking a reduction of any taxes and assessments.

Section 3.03. Payment of Additional Rent.

(a) Any amount required to be paid by Tenant hereunder (other than Minimum Annual Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered "Additional Rent" payable in the same manner and upon the same terms and conditions as the Minimum Annual Rent reserved hereunder, except as set forth herein to the contrary. Minimum Annual Rent and Additional Rent are sometimes referred to herein, collectively, as "Rent".

(b) In addition to the Minimum Annual Rent specified in this Lease, commencing as of the Rent Commencement Date, Tenant shall pay to Landlord as Additional Rent for the Premises, in each calendar year or partial calendar year during the Lease Term, an amount equal to the Annual Rental Adjustment for such calendar year. Landlord shall estimate the Annual Rental Adjustment annually, and written notice thereof shall be given to Tenant prior to the beginning of each calendar year. Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Annual Rental Adjustment. Tenant shall be responsible for delivering the Additional Rent to the payment address set forth in Section 1.01(o) above in accordance with this Section. If Operating Expenses increase during a calendar year, Landlord may increase the estimated Annual Rental Adjustment during such calendar year by giving Tenant written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such calendar year, an amount equal to the amount of such increase in the estimated Annual Rental Adjustment divided by the number of months remaining in such calendar year. Within a reasonable time after the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement showing the actual Annual Rental Adjustment for such calendar year. If the estimated Annual Rental Adjustment payments made by Tenant are less than the actual Annual Rental Adjustment, then Tenant shall pay to Landlord the difference between the actual Annual Rental Adjustment for the preceding calendar year and the estimated payments made by Tenant during such calendar year within sixty (60) days after receipt of the aforementioned statement. In the event that the estimated Annual Rental Adjustment payments made by Tenant are greater than the actual Annual Rental Adjustment, then Landlord shall credit the amount of such overpayment toward the next Monthly Rental Installment(s) and the next monthly estimated Annual Rental Adjustment payment(s) due under this Lease until such overpayment is recovered by Tenant in full (or remit such amount to Tenant in the event that this Lease shall have expired or terminated). This Section shall survive the expiration or any earlier termination of this Lease.

(c) Provided that Tenant is not then in default of this Lease beyond applicable cure periods, Tenant, and its agents, and employees shall have the right to audit Landlord’s books and records concerning the statement by notice given to the Landlord within one hundred twenty (120) days after receiving the annual statement, such audit to be conducted within sixty (60) days of the date of Tenant’s notice to Landlord at a mutually convenient time at Landlord’s offices. Landlord’s books and records shall be kept in accord with Generally Accepted Accounting Principles (GAAP) consistently applied. Any audit by Tenant shall be for the sole purpose of verifying the Operating Expenses. Tenant shall hold any information obtained during any such inspection in confidence, except that Tenant shall be permitted to disclose such information to its attorneys and advisors, provided Tenant informs such parties of the confidential nature of such information and uses good faith and diligent efforts to cause such parties to maintain such information as confidential. Tenant shall deliver to Landlord the conclusions of its audit within thirty (30) days after the completion of the audit. If the audit discloses that the total amount invoiced to Tenant for Operating Expenses exceeds the amount due from the Tenant for the actual Operating Expenses, and Landlord reasonably concurs with such audit results, Landlord shall, within forty-five (45) days reimburse Tenant for any overcharge. If Landlord does not agree with Tenant’s audit, then Tenant may commence arbitration proceedings against Landlord within forty-five (45) days after the later of (i) date that Tenant delivers its audit to Landlord and (ii) Landlord notifies Tenant that it does not concur with the results of the audit and the reasons therefore. If the arbitrator determines that Tenant was overcharged, Landlord shall within thirty (30) days of the arbitrator’s decision reimburse Tenant for any such overcharged amount, plus Tenant’s costs in connection with the arbitration. If the arbitrator determines that Tenant was undercharged, Tenant shall within thirty (30) days of the arbitrator’s decision pay to Landlord any such undercharged amount, plus Landlord’s costs in connection with the arbitration.

Section 3.04. Late Charges.

Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to pay timely any payment required hereunder. Therefore, in addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall become overdue after ten (10) days from written notice from Landlord, Landlord may, in addition to all other rights and remedies which Landlord may have, assess a “late charge” equal to 1.5% of such amount, which charge may be assessed each month that the payment remains overdue; provided, however, Landlord shall not be required to give such written notice of late payment more than two (2) times per calendar year.
Section 3.05. Utility Charges.

Beginning on the Commencement Date and continuing during the Lease Term, Tenant shall transfer all utility services to Tenant’s name and Tenant shall be solely responsible for and shall promptly pay all charges for telephone service, cable service, data/internet services, electricity, gas, water, sewer and all other utilities used upon or furnished to the Premises and separately metered. To the extent that any utility services supplied to the Premises are billed directly to the Landlord, Tenant shall reimburse Landlord, within thirty (30) days after Landlord’s delivery to Tenant of an invoice therefor, for that portion of such utility services that is attributable directly to Tenant’s use of the particular utility service. Except as otherwise specifically provided in this Lease, in no event shall Landlord be liable in damages or otherwise for any interruption or failure in the supply of such utilities, or if either the quantity or character of such utilities supplied is changed or is no longer available or suitable for Tenant's requirements.

Section 3.06. Taxes – Other.

Tenant shall pay before delinquency any and all taxes and assessments, licenses, sales, business, occupation or other taxes, fees or charges levied, assessed or imposed upon its business operations in the Premises during the Lease Term. Tenant shall pay before delinquency any and all taxes and assessments levied, assessed or imposed upon its trade fixtures, leasehold improvements, merchandise and other personal property in, on or upon the Premises. In the event any taxes, fees or charges referred to in this Section shall be assessed, levied or imposed upon or with the business or property of Landlord, such assessment, fees or charges shall be paid by Tenant to Landlord promptly upon Landlord's request for such payment.

ARTICLE 4 – Intentionally Omitted

ARTICLE 5 - OCCUPANCY AND USE

Section 5.01. Use.

Tenant shall use the Premises for the Permitted Use and for no other purpose without the prior written consent of Landlord.

Section 5.02. Covenants of Tenant Regarding Use.

(a) Tenant shall (i) use and maintain the Premises and conduct its business thereon in a safe, careful, reputable and lawful manner, (ii) comply with all covenants and restrictions that encumber the Building that are not the responsibility of the Landlord hereunder and all applicable laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force (collectively, the "Laws"), related to the improvements made by the Tenant or relate to the Tenant’s actual operations in the Premises, including, without limitation, those Laws which shall impose upon Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to the Premises made by the Tenant or resulting from the Tenant’s specific use of the Premises, (iii) obtain all permits, licenses, certificates or other authorizations and any renewals, extensions or continuances of the same required in connection with the lawful and proper use of the Premises by the Tenant and shall pay when due all taxes upon its merchandise, stock, fixtures, equipment and leasehold improvements in the Premises, and (iv) comply with and obey all reasonable directions, rules and regulations of Landlord, including the Building rules and regulations attached hereto as Exhibit D and made a part hereof ("Rules and Regulations"), as such Rules and Regulations may be modified from time to time by Landlord upon reasonable notice to Tenant. In the event of a conflict between the Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall govern and control.

(b) Tenant shall not do or permit anything to be done in or about the Premises that is of a hazardous or dangerous nature, or will in any way cause a nuisance, obstruct or interfere with the rights of others or to Landlord.. Tenant shall not use the Premises, nor allow the Premises to be used, for any purpose or in any manner that would (i) knowingly invalidate any policy of insurance now or hereafter carried by Landlord on the Building, or (ii) knowingly increase the rate of premiums payable on any such insurance policy unless Tenant reimburses Landlord within ten (10) days of receipt of invoice for any such increase in premiums charged.

Section 5.03. Landlord's Rights Regarding Use.

In addition to Landlord's rights specified elsewhere in this Lease, (a) Landlord shall have the right at any time, without notice to Tenant, to control, change or otherwise alter the Property Common Areas, but may not relocate Tenant’s parking area, the improvements to be made by the Tenant in the exterior common area as provided herein, limit or substantially alter access to the Building; (b) Landlord shall have the right to change the name or street address of the Building; (c) Landlord shall have the exclusive right to use all or any part of the roof, side and rear walls of the Premises for installing, maintaining, using, repairing and replacing pipes, ducts, conduits and wires leading through, to or from the Premises and serving the Building in locations which do not materially interfere with Tenant’s use of the Premises and the location of improvements to the Property Common Areas as shown on Exhibit C-1; and (d) Landlord, its agents, employees, representatives, consultants, contractors and any mortgagees of the Building, shall have the right (but not the obligation) to enter any part of the Premises at reasonable times with at least 24 hour advance written notice (except in the event of an emergency where no notice shall be required) and to enter upon the Building and Property Common Areas with notice as aforesaid for the purposes of examining or inspecting the same, showing the same to prospective purchasers, mortgagees or tenants (but only in the last eighteen months of the term with respect to tenants), and making such repairs, alterations or improvements to the Premises, Building or Property Common Areas as Landlord may deem necessary or desirable consistent with the provisions of this Lease. Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor.

Section 5.04. Intentionally Omitted.

Section 5.05. Intentionally Omitted.

Section 5.06. Parking.

Tenant’s employees and invitees shall be entitled to the exclusive use of all of the parking located on the Property, (which is currently 160 parking spaces subject to expansion as shown on Exhibit C-1 provided that Tenant obtains all necessary approvals from governmental authorities for any such expansion) located in the area shown on the attached Exhibit A and C-1, trailer loading lanes, truck pad and all other paved areas which are part of the Property. No vehicle may be repaired or serviced in the parking area and any vehicle brought into the parking area by Tenant, or any of Tenant's employees, agents, representatives, contractors, customers, guests or invitees, and deemed abandoned by Landlord will be towed and all costs thereof shall be borne by the Tenant. There shall be no parking permitted on any of the streets or roadways located around the Building.

ARTICLE 6 - UTILITIES AND OTHER BUILDING SERVICES

Section 6.01. Services to be Provided.

Landlord shall furnish to Tenant, except as noted below, the following utilities and other services (the cost if not directly billed to Tenant shall be included in Operating Expenses) all of which shall be available to the Premises as a condition of the Commencement Date:

(a)Electrical service with a capacity of 1200 amps, provided, however, that the Premises is separately metered for Tenant’s sole use and Tenant shall be responsible to pay such electric bill directly to the utility;

(b)Natural Gas service, provided, however, that the Premises is separately metered for Tenant’s sole use and Tenant shall be responsible to pay such gas bill directly to the utility;

(c)Municipal Water, provided, however, that the Premises is separately metered for Tenant’s sole use and Tenant shall be responsible to pay such water bill directly to the utility;

(d)Municipal Sewer service, provided, however, that the Premises is separately metered for Tenant’s sole use and Tenant shall be responsible to pay such sewer bill directly to the utility; and

(e)Maintenance of the Property Common Areas (including landscaping and snow removal) and the Park Common Areas (as more particularly detailed in Section 7.01, it being understood that the Park Common Areas are not maintained by the Landlord but the Tenant shall pay as part of Operating Expenses the Park Common Area expenses with respect to the Property). Landlord shall be responsible for all maintenance obligations and close out required of the Landlord under the (i) Stormwater Pond Easement between Allegheny County Airport Authority and Landlord dated

September 26, 2018, recorded in Deed Book Volume 17374, Page 408, and re-recorded December 12, 2018, in Deed Book Volume 17457, Page 583; and (ii) the stormwater, NPDES or other permits related to the construction of the Building, including without limitation those set forth on Schedule 6.01 to this Lease. All such maintenance costs shall be a part of Operating Expenses as heretofore provided. All costs associated with the close out of any permits relative to the initial construction of the Building or improvements to the Property shall be a Landlord cost and not part of Operating Expenses.

Landlord warrants and represents to the Tenant that the Building is serviced by electrical service, natural gas service, municipal water and municipal sewer service.
Section 6.02. Additional Services.

(a) If Tenant desires utilities or building services in addition to those identified above, then Landlord shall cooperate with Tenant’s efforts to obtain such additional utilities or services. In the event Landlord is able to and does furnish such additional utilities or services the costs thereof (which shall be deemed to mean the cost that Tenant would have incurred had Tenant contracted directly with the utility company or service provider) shall be borne by Tenant, who shall reimburse Landlord monthly for the same as Additional Rent. Landlord acknowledges that the Tenant intends to upgrade the electric capacity to the Premises from 1200 amp service to 3000 amp service, which shall be done at Tenant’s cost as part of the Tenant Improvement Allowance.

(b) Intentionally Omitted

Section 6.03. Interruption of Services.

Tenant acknowledges and agrees that any one or more of the utilities or other services identified in Sections 6.01 or 6.02 or otherwise hereunder may be interrupted by reason of accident, emergency or other causes beyond Landlord's control (“Service Failure”) until certain repairs, alterations or improvements can be made.

In the event an interruption of utilities or services is caused by the Landlord’s negligence or intentional act and Tenant is unable to operate in the Premises as a result of such interruption, then Rent shall be abated as of the date of the interruption until the date such services are restored to Tenant. If the entire Premises has not been rendered untenantable by such interruption, the amount of abatement shall be equitably prorated. Rent will not be abated in the case of a Service Failure beyond Landlord’s control.

Notwithstanding the foregoing or anything to the contrary contained in this Lease, if any interruption of services is not cured within two hundred seventy (270) days following the date such interruption commences and Tenant is unable to operate in the Premises as the result of such interruption, then Tenant shall have the right, at its sole election, to terminate this Lease by giving written notice of such termination to Landlord at any time following the end of such two hundred seventy (270) day period until such time as the interruption is cured.

ARTICLE 7 - REPAIRS, MAINTENANCE AND ALTERATIONS

Section 7.01. Repair and Maintenance of Building and Property Common Areas.

Landlord shall make all necessary repairs and replacements to the: roof; foundations; exterior walls (excluding the interior surface of the exterior walls and excluding the exterior and interior portions of all windows, doors, plate glass and showcase); exterior water, sewage, gas and electrical services all up to the point of entry to the Building; exterior areas of the Building and the Property Common Areas including, without limitation, the landscaping, sidewalks and parking areas; and replacement (but not repairs or maintenance) of heating and air conditioning (“HVAC”) systems installed by Landlord. Landlord shall keep the exterior areas of the Building and the Property Common Areas in a neat and clean condition (including rubbish removal, snow and ice removal and lawn maintenance and landscaping). The cost of such repairs, replacements and maintenance shall be included in Operating Expenses to the extent provided in Section 3.02; provided, however, and subject to the waiver of subrogation contained herein, that Tenant shall reimburse Landlord upon demand for the cost of repairing any damage to the Premises, Building or Property Common Areas caused by the gross negligence or the deliberate act of Tenant, its employees, agents or invitees. Landlord shall make all repairs and restorations made necessary by fire or other peril covered by the standard extended coverage endorsement on fire insurance policies as further described in Article 9; provided, however, that subject to the waiver of subrogation provided for herein, Tenant shall reimburse Landlord upon demand for the cost of repairing any damage to the Premises or Building caused by the gross negligence or the deliberate act of Tenant, its employees, agents or invitees. Should Landlord be in default, per the provisions of Section 13.03, due to a continuing failure to make necessary repairs or restorations to the roof of the Building, structural elements of the Building, the electrical connections to the Premises or the three (3) HVAC units installed by Landlord, which has caused a material disruption to Tenant’s operations at the Premises or a condition that is dangerous to person or property, then, following a second written notice to Landlord and email notice to [***] of such condition, Tenant may, no sooner than twenty-four (24) hours after said second notice, make the repair and offset the cost of the repair against Rent next due until the Tenant is fully reimbursed for the cost of such repair. Tenant shall provide the Landlord with a copy of the invoices for the work undertaken and the payment thereof. Provided, further, if the Landlord provides the Tenant with written notice that the Landlord objects in good faith to the necessity of such repair or the cost thereof within five (5) days of receipt of Tenant’s notice and the invoice for the costs incurred by the Tenant, the Landlord may submit the matter to resolution as provided in Section 16.16 hereof by notice to the Tenant given within five (5) business days of the receipt of the Tenant’s notice of intent to repair and offset and the invoice for the work the Tenant intends to offset. In such event, no offset shall be implemented until resolution in accordance with Section 16.16 hereof. Landlord represents that as of the execution of the Lease, the mechanical systems and all systems serving the Building are in good working condition and in compliance with all applicable Laws, including the Americans with Disabilities Act. Landlord represents and warrants that as of the execution of the Lease, the mechanical systems, electrical systems and all systems serving the Building are in good working condition, as shall be evidenced by Landlord’s receipt of a satisfactory inspection report issued by Findlay Township.

Section 7.02. Repair and Maintenance of Premises.

Tenant shall keep and maintain the interior of Premises in good condition and repair, reasonable wear and tear and casualty excepted, and at its sole cost and expense, make any and all non-structural repairs thereto to preserve the interior Premises in good order and condition, including but not limited to the interior surface of the exterior walls, the exterior and interior portions of all windows, doors, plate glass and showcases, all plumbing, lighting fixtures, pipes and equipment, floor slab and floor coverings, ceiling, walls and plasterings. Tenant shall also: provide for all necessary maintenance and repairs to all HVAC systems; be responsible for all necessary replacement to the HVAC systems installed by Tenant; use reasonable efforts to keep all Building equipment in good condition and repair; and make all other repairs not specifically required to be made by Landlord under Section 7.01. Tenant shall be responsible for ensuring ADA compliance within the Premises.

All damage or injury to the Premises (and to the fixtures, appurtenances and equipment therein) caused by the Tenant, its employees, agents, contractors, customers or invitees, subject to the waiver of subrogation contained herein, shall be repaired, restored or replaced promptly by the Tenant at its sole cost and expense. All aforesaid repairs, restorations and replacements shall be in accordance with all applicable codes and local building standards. In the event that the Tenant shall fail to make such repairs, restorations or replacements, within thirty (30) days written notice from Landlord of the need for such repair in accordance with the terms of this Lease, or in the event of an emergency, the Landlord shall have the right to make the repair by written notice to the Tenant of the Tenant’s failure to make the repair or such emergency and the intent of the Landlord to undertake the repair, and to deem same to be Additional Rent under this Lease. Landlord shall provide the Tenant with a copy of the invoices for the work undertaken and the payment thereof. Provided, further, if the Tenant provides the Landlord with written notice that the Tenant objects in good faith to the necessity of such repair or the cost thereof within five (5) days of receipt of Landlord’s notice and the invoice for the costs incurred by the Landlord, the Tenant may submit the matter to resolution as provided in Section 16.16 hereof by notice to the Landlord given within five (5) business days of the receipt of the Landlord’s notice of intent to repair and offset and the invoice for the work the Landlord intends to offset. In such event, no offset shall be implemented until resolution in accordance with Section 16.16 hereof. Tenant shall be solely responsible for any repair or replacement with respect to Tenant's Property (as defined in Section 8.01 below) located in the Premises, the Building or the Property Common Areas except to the extent caused by the gross negligence or the willful misconduct of the Landlord or those claiming under the Landlord. Nothing in this Article 7 shall obligate Tenant to repair normal wear and tear to any paint, wall covering or carpet in the Premises.
Section 7.03. Construction/Alterations.
Tenant shall have the right to hold the contract for the construction of the Tenant Improvements based on a contractor selected and negotiated by Tenant, subject to compliance with the terms of this Lease. In the event Tenant elects to contract directly with a contractor for the construction of the Tenant Improvement work, Landlord shall not charge construction management, administration or inspection fees.

At Tenant’s sole cost and provided that Tenant obtains all necessary approvals from governmental authorities, Tenant shall have the right to install equipment on the Building or Property Common Areas (including, without limitation, the roof), including, but not limited to mechanical HVAC equipment, generators, silos, additional parking, ground mounts and a back-up generator on the Premises in a location mutually agreed upon by Landlord and Tenant (“Specialized Alterations”); the approximate locations shown on Exhibit C-1 are approved by Landlord but may be changed by the Tenant with the Landlord’s approval, such approval not to be unreasonably withheld, delayed or conditioned. Tenant shall also have the non-exclusive right to access those portions of the Building and Property Common Areas necessary for the installation, operation, maintenance, and repair of the generator and ancillary equipment.

In connection with the installation of the Initial Tenant Improvements undertaken by the Tenant in connection with its initial occupancy of the Premises, Tenant shall be required to obtain all necessary licenses, permits and approvals therefor.

Except for the Initial Improvements as approved by Landlord under the terms of this Lease, and except for subsequent alterations which do not exceed $[***] per occurrence or are cosmetic in nature, Tenant shall not permit alterations in or to the Premises unless and until Landlord has approved the plans therefor in writing, such approval not to be unreasonably withheld, conditioned or delayed. As a condition of such approval, Landlord shall indicate in writing at the time of such approval whether the Landlord requires Tenant to remove the alterations and restore the Premises to its pre-alterations condition upon termination of this Lease; otherwise, all such alterations shall, at Landlord's option, become a part of the realty and the property of Landlord and shall not be removed by Tenant, except for Tenant’s machinery and equipment, whether affixed to the real property or not. Tenant shall ensure that all alterations shall be made in accordance with the Ground Lease Agreement and all applicable laws, in a good and workmanlike manner and of quality at least equal to the original construction of the Building and shall provide Landlord with accurate and updated electronic files (saved as AutoCad “dwg” files version 2008 or later) of all architectural and subcontractor drawings after any such alteration. Any damage to the Premises or Building in connection with the making of alterations, additions and improvements by Tenant, whether or not such alteration, addition or improvement was approved by Landlord, shall be repaired by Tenant. No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Premises, and nothing in this Lease shall be construed to constitute Landlord's consent to the creation of any lien. If any lien is filed against the Premises for work claimed to have been done for or material claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record or bonded over within thirty (30) days after filing. Tenant shall indemnify Landlord from all costs, losses, expenses and attorneys' fees in connection with any construction or alteration and any related lien.

Except as otherwise specifically provided for under the terms of this Lease, Tenant shall not affix any displays, furniture, equipment, fixtures, devices, apparatus or other articles to the Premises without first obtaining Landlord's written consent, which consent by the Landlord shall also include any required consent under the Ground Lease (if any). Tenant shall be responsible for ensuring ADA compliance within the Premises. Tenant shall not place, direct, maintain or paint any signs on the Premises, Building or Property except such signs as are in accordance with Section 7.04.

Tenant shall have unrestricted access to the roof, equipment rooms, telephone rooms and other areas in which Tenant’s equipment is placed, and Tenant shall have the right to locate and install a satellite dish and other equipment on the roof of the Building and such equipment will be considered Tenant Property; provided, however, that Tenant shall (i) obtain prior written approval from Landlord, which approval will not be unreasonably withheld, for any installation or removal of such equipment upon the roofing system and (ii) restore and/or repair the areas of installation promptly upon removal of such equipment in accordance with Section 2.06 and Section 7.02, as applicable. Further, Tenant agrees that it will use a contractor that is an Authorized Versico Roofing Contractor with a Level A rating from Versico and is approved by Landlord, which approval will not be unreasonably withheld, for any and all roof restoration or repairs. Tenant must ensure that any equipment installation or removal upon the roofing system does not void Landlord’s roofing warranty, and Landlord will be deemed to have reasonably withheld approval if an installation or removal will void said warranty.

Landlord may make any reasonable repairs, alterations or improvements which Landlord may deem necessary for the preservation, safety or improvement of the Building or Property Common Areas; provided, however, that in so doing Landlord shall not unreasonably interfere with Tenant's use and occupancy of the Premises or in any way diminish Tenant’s rights under the Lease.
Section 7.04. Signage.
Tenant shall not place any exterior signs on the Premises or interior signs visible from the exterior of the Premises without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed which consent shall also include any consent required under the Ground Lease (if any). Notwithstanding the foregoing, Tenant shall be permitted to install Landlord-approved signage to identify Tenant on the exterior of the Building, at Tenant’s sole cost and expense.

Tenant shall have the right to install exterior building signage in any location, and to the maximum size, allowed by local building code and local sign ordinances; provided, however, that all signage shall be subject to final approval from the locality and the Landlord, whose consent shall not be unreasonably withheld, conditioned or delayed. The Landlord reserves the final approval rights on method of installation and method of removal of all signs. Electricity, if any, for such signage shall be paid by Tenant. Tenant shall promptly repair any of its exterior signage if damaged. Prior to Lease termination, Tenant shall be responsible for any costs of maintenance and repair of Tenant’s signage. Upon Lease termination, Tenant shall be responsible of sign removal including Building restoration, if applicable.

Notwithstanding any other provision of this Lease to the contrary, Landlord may immediately remove any sign(s) placed by Tenant in violation of this Section.

Section 7.05. Warranty.

Landlord, at its sole cost and expense, shall provide a warranty on the improvements constructed by Landlord or Landlord’s contractor, including parts and labor, for one year beginning on the Commencement Date. Landlord shall enforce all claims under such warranty if required.

ARTICLE 8 - INDEMNITY AND INSURANCE

Section 8.01. Release.

All of Tenant's trade fixtures, merchandise, inventory, special fire protection equipment, telecommunication and computer equipment, supplemental air conditioning equipment, kitchen equipment and other personal property located in or about the Premises, the Building or the Property Common Areas, which is deemed to include the trade fixtures, merchandise, inventory and personal property of others located in or about the Premises, the Building or Property Common Areas at the invitation, direction or acquiescence (express or implied) of Tenant (all of which property shall be referred to herein, collectively, as "Tenant's Property"), shall be and remain at Tenant's sole risk. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord (and its affiliates, property managers and mortgagees) from (a) any and all liability for theft of or damage to Tenant's Property, and (b) any and all liability for any injury to Tenant or its employees, agents, representatives, contractors, customers, guests and invitees in or about the Premises, the Building or the Property Common Areas, except to the extent caused directly by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section, the provisions of Section 8.06 shall prevail. This Section shall survive the expiration or earlier termination of this Lease.

Section 8.02. Indemnification by Tenant.

Tenant shall protect, defend, indemnify and hold harmless Landlord, its agents, employees and contractors of all tiers from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys' fees and expenses at the trial and appellate levels) to the extent (a) arising out of or relating to any act, omission, negligence, or willful misconduct of Tenant or Tenant's agents, employees, contractors, customers or invitees in or about the Premises, the Building, the Property Common Areas, or the Park Common Areas (b) arising out of or relating to any of Tenant's Property, or (c) arising out of any other act or occurrence within the Premises, in all such cases except to the extent caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section, the provisions of Section 8.06 shall prevail. This Section shall survive the expiration or earlier termination of this Lease.

Section 8.03. Indemnification by Landlord.

Landlord shall protect, defend, indemnify and hold harmless Tenant, its agents, employees and contractors of all tiers from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys' fees and expenses at the trial and appellate levels) to the extent (a) arising out of or relating to any act, omission, negligence, or willful misconduct of Landlord or Landlord’s agents, employees, contractors, customers or invitees in or about the Building, the Property Common Areas, or the Park Common Areas or (b) arising out of any other act or occurrence within the Building or the Property Common Areas or the Park Common Areas in all such cases except to the extent caused directly by the negligence or willful misconduct of Tenant, its agents, employees or contractors. Nothing contained in this Section shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section, the provisions of Section 8.06 shall prevail. This Section shall survive the expiration or earlier termination of this Lease.

Section 8.04. Tenant's Insurance.

(a) During the Lease Term (and any period of early entry or occupancy or holding over by Tenant, if applicable), Tenant shall maintain the following types of insurance, in the amounts specified below:

(i) Liability Insurance. Commercial General Liability Insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liabilities, including coverage formerly known as broad form, on an occurrence basis, with minimum limits of One Million and xx/100 Dollars ($1,000,000.00) per Occurrence, Two Million and xx/100 Dollars ($2,000,000.00) annual aggregate and excess/umbrella limit of $5,000,000. The required limit may be provided in a single policy or in combination with an Umbrella or Excess Liability Policy.

(ii) Property Insurance. Special Form Insurance in the amount of the full replacement cost of Tenant's Property (including, without limitation, alterations or additions performed by Tenant pursuant hereto, but excluding those improvements, if any, made pursuant to Section 2.02 above), which insurance shall waive coinsurance limitations.

(iii) Workers' Compensation Insurance. Workers' Compensation insurance in amounts required by applicable Laws.

(iv) Intentionally Omitted.
(v) Automobile Insurance. Commercial Automobile Liability Insurance insuring bodily injury and property damage arising from all owned, leased, non-owned and hired vehicles, if any, with minimum limits of liability of $1,000,000 combined single limit, per accident.
(b) All insurance required to be carried by Tenant hereunder shall (i) be issued by one or more insurance companies licensed to do business in the State in which the Premises is located and having an AM Best's rating of not less than A-VIII , and (ii) provide, if available, that said insurer shall endeavor to provide thirty (30) days prior notice if coverage is materially changed, canceled or permitted to lapse. In addition, Tenant shall name Landlord, Al. Neyer, LLC, Property Manager, and any mortgagee requested by Landlord, as additional insureds under Tenant's Commercial General Liability Insurance, excess and umbrella policies, Special Form policy and Automobile policy (but only to the extent of the limits required hereunder). On or before the Commencement Date (or the date of any earlier entry or occupancy by Tenant), and thereafter, prior to the expiration of each such policy, Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 25 (or other evidence of insurance reasonably acceptable to Landlord), evidencing all required coverages, and that with the exception of Workers' Compensation insurance, such insurance is primary and non-contributory. Upon Tenant's receipt of a request from Landlord, Tenant shall provide Landlord with certificate evidencing all insurance policies and evidencing the coverages required hereunder. If Tenant fails to carry such insurance and furnish Landlord with such certificates of insurance or copies of insurance policies (if applicable), upon five (5) business days advance notice to the Tenant and provided Tenant has not placed such insurance, Landlord may obtain such insurance on Tenant's behalf and Tenant shall reimburse Landlord upon demand for the cost thereof as Additional Rent.

Section 8.05. Landlord's Insurance.

During the Lease Term, Landlord shall maintain the following types of insurance, in the amounts specified below (the cost of which shall be included in Operating Expenses):

(a) Liability Insurance. Commercial General Liability Insurance covering the Building and Property against claims for bodily injury or death and property damage in a combined single limit of not less than $2,000,000 per occurrence for bodily injury, personal injury and property damage. Tenant shall be named as an Additional Insured under the Landlords Commercial General Liability policy.

(b) Property Insurance. Special Form Insurance in at least the amount required by Landlord’s lender for the full replacement cost of the Building, including, without limitation, any improvements, if any, made pursuant to Section 2.02 above, but excluding Tenant's Property and any other items required to be insured by Tenant pursuant to Section 8.04 above.

Section 8.06. Waiver of Subrogation.

Notwithstanding anything contained in this Lease to the contrary, each of Landlord (and its affiliates, property managers and mortgagees) and Tenant (and its affiliates) hereby waives any and all rights of recovery, claims, actions or causes of action against the other party, or such other party's employees, agents or contractors, for any loss or damage to the Premises, the Building or the Property Common Areas and to any personal property of such party, arising from any risk which is required to be insured against by Sections 8.04(a)(ii), 8.04(a)(iii), and 8.05(b) above. The effect of such waiver is not limited by the amount of such insurance actually carried or required to be carried, or to the actual proceeds received after a loss or to any deductible applicable thereto, and either party's failure to carry insurance required under this Lease shall not invalidate such waiver. The foregoing waiver shall apply regardless of the cause or origin of any such claim, including, without limitation, the fault or negligence of either party or such party's employees, agents or contractors. The Special Form Insurance policies and Workers' Compensation Insurance policies maintained by Landlord and Tenant as provided in this Lease shall include an express waiver of any rights of subrogation by the insurance company against Landlord or Tenant, as applicable.

ARTICLE 9 - CASUALTY

Section 9.01. Untenantable Damage or Destruction – Complete or Substantial.

If the Premises are damaged or destroyed by fire, earthquake or any other casualty to such an extent as to render the same untenantable in whole or in substantial part greater than 70% (“Substantial Casualty”), Tenant shall give Landlord immediate notice of the occurrence of any such casualty. Unless Landlord, within sixty (60) days after receipt of such notice, notifies Tenant of its election to repair or to restore the Premises, this Lease shall terminate at the end of such sixty (60) day period and Tenant's liability for Rent shall cease as of the day following the casualty and any Rent paid by Tenant in advance and not yet earned as of the dateof termination shall be refunded to Tenant. If Landlord elects to repair or restore the Premises, the Rent shall be abated during the period from the day following the casualty until completion of the repair or restoration in the same proportion as the untenantable portion of the Premises bears to the former rentable area thereof. Landlord shall have two hundred seventy (270) days to complete the restoration after it notifies Tenant of Landlord’s intent to restore the Premises. If the Landlord elects not to restore the Premises and provides notice to the Tenant, provided that Landlord’s Lender consents, Tenant shall have the right to elect to restore the Premises upon notice to the Landlord given within thirty (30) days of the receipt by Tenant of the Landlord’s notice to not restore and the Landlord’s Lender consent and release of insurance proceeds for such restoration, provided the insurance proceeds shall be made available by the Landlord for the restoration, and the Tenant shall have the right to undertake the restoration subject to the receipt of the insurance proceeds from the Landlord. Provided, however, if there is less than six (6) years remaining on the then Term, the Tenant shall be required as a condition of such election to restore to extend the Term for the next available Option Term.

In the event of a Substantial Casualty, Tenant shall have the option to terminate this Lease by notice to the Landlord given within sixty (60) days of the date of such Substantial Casualty; and shall have the further right to terminate the Lease upon sixty (60) days notice to the Landlord if the Landlord does not complete the restoration, if undertaken as aforesaid, within the aforesaid time period and sixty (60) days notice as aforesaid.

Section 9.02. Untenantable Damage or Destruction – Partial.

If the Premises are damaged by fire, earthquake or any other casualty to such an extent that the Premises shall be rendered untenantable in part (but less than a substantial part, defined as less than seventy (70%), Tenant shall give Landlord immediate notice of the occurrence of any such casualty. Landlord, to the extent of insurance proceeds, shall promptly at its own expense repair and restore the Premises to the shell and core condition as of the date of delivery of the Premises to the Tenant and Tenant shall thereafter undertake to restore the tenant improvements to the Premises; provided, nothing herein shall obligate Landlord to repair or restore the Premises if the casualty occurs within twelve (12) months of the end of the Lease Term unless the Tenant elects to extend the next available Option Term. The Rent shall be abated proportionately as to the portion of the Premises rendered untenantable from the day following the casualty until completion of the repair and restoration of both the Landlord and the Tenant as aforesaid. The foregoing notwithstanding, if Tenant is unable to reasonably operate their business in such reduced space, the Rent shall abate until such time as Tenant may operate their business within the Premises.

Section 9.03. Tenantable Damage or Destruction.

If the Premises shall be damaged by fire, earthquake or any other casualty but are not thereby rendered untenantable in whole or in part, Tenant shall give Landlord immediate notice of the occurrence of any such casualty. Landlord, to the extent of insurance proceeds, shall promptly at its own expense repair and restore the Premises; provided, nothing herein shall obligate Landlord to repair or restore the Premises if the casualty occurs within twelve (12) months of the end of the Lease Term unless the Tenant elects to extend the Term of the Lease for the next available Option Term. Rent shall not be abated so long as the Premises remains tenantable, adjusted for any portion of the Premises that cannot be utilized by the Tenant for its operations.
ARTICLE 10 - EMINENT DOMAIN
If all or any substantial part of the Premises shall be acquired by the exercise of eminent domain, Landlord may terminate this Lease by giving written notice to Tenant on or before the date possession thereof is so taken. If all or any part of the Premises shall be acquired by the exercise of eminent domain so that the Premises shall become impractical for Tenant to use for the Permitted Use, Tenant may terminate this Lease by giving written notice to Landlord as of the date possession thereof is so taken. All damages awarded shall belong to Landlord; provided, however, that Tenant may claim an award for relocation expenses but only if such amount is not subtracted from Landlord's award and does not otherwise diminish or adversely affect any award to Landlord.
ARTICLE 11 - ASSIGNMENT AND SUBLEASE
Section 11.01. Assignment and Sublease.
(a) Except with respect to Permitted Transfers and Permitted Business Occupants as hereafter provided, Tenant shall not assign this Lease or sublet the Premises in whole or in part without Landlord's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. In the event of any permitted subletting, Tenant shall remain primarily liable hereunder. The acceptance of rent by Landlord from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Premises. Except for Permitted Transfers, any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord's consent to any subsequent assignment or sublease hereunder.
(b) By way of example and not limitation, Landlord shall be deemed to have reasonably withheld consent to a proposed assignment or sublease if in Landlord's opinion (i) the business of the proposed assignee or subtenant is not allowed per municipal zoning codes or other applicable laws; or (ii) the financial worth of the proposed assignee or subtenant is insufficient to meet the obligations of Tenant hereunder. Tenant is prohibited from publicly advertising a rent that is less than the lesser of then-current Rent and the rent publicly advertised for similar premises in the Building. If Landlord refuses to give its consent to any proposed assignment or subletting, subject to the Landlord’s obligation not to unreasonably withhold, condition or delay its consent, Landlord may, at its option, within thirty (30) days after receiving a request to consent, terminate this Lease by giving Tenant thirty (30) days prior written notice of such termination, whereupon each party shall be released from all further obligations and liability hereunder, except those which expressly survive the termination of this Lease.
(c) If Tenant shall make any assignment or sublease, with Landlord's consent, for a rental in excess of the rent payable under this Lease and any sublease costs incurred by Tenant including tenant improvement allowances and brokerage commissions, Tenant shall pay to Landlord fifty percent (50%) of any such excess rental upon receipt.
(d) Tenant agrees to pay Landlord upon demand $2,000.00 for its administrative, accounting and attorneys' fees incurred in conjunction with the processing and documentation of any requested assignment, subletting or any other hypothecation of this Lease or Tenant's interest in and to the Premises as consideration for Landlord's review, whether or not such request is approved.
Section 11.02. Permitted Transfers/Permitted Business Occupants
(a) Permitted Transfer Notwithstanding anything to the contrary contained in Section 11.01 above, Tenant shall have the right, without Landlord's consent to (a) sublet all or part of the Premises to any related corporation or other entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; (b) assign this Lease to any related corporation or other entity which controls Tenant, is controlled by Tenant, or is under common control with Tenant, or to a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant's assets or property; or (c) effectuate any public offering of Tenant's stock on the New York Stock Exchange or in the NASDAQ over the counter market, provided that in the event of a transfer pursuant to clause (b), the tangible net worth of the successor entity after any such transaction is satisfactory to meet the obligations of the Tenant under this Lease and provided further that such successor entity assumes all of the obligations and liabilities of Tenant under this Lease (any such entity hereinafter referred to as a "Permitted Transferee"). Any such transfer shall relieve Tenant of its obligations under this Lease upon assumption of the successor entity. The Tenant shall give the Landlord notice of any Permitted Transfer as soon as reasonably practicable after such Permitted Transfer. Nothing in this Section is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy).

        (b) Permitted Business Occupants. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right, without the consent of Landlord, to designate portions of the Premises, which portion(s) shall not be separately demised, for temporary use by third parties who provide services in support of Tenant’s operations for the Permitted Use, including without limitation, Tenant’s consultants and auditors (“Permitted Business Occupants”) without being subject to this Article 11; provided, that (a) in no event shall the use of any portion of the Premises by any such Permitted Business Occupant create or be deemed to create any right, title or interest of such Permitted Business Occupant in any portion of the Premises or this Lease, (b) such use or occupancy shall terminate automatically upon the termination of this Lease, (c) no demising walls shall be erected (or shall otherwise be required by applicable Law) in the Premises separating the space used by a Permitted Business Occupant from the remainder of the Premises, provided, however, Tenant may install cubicles for the Permitted Business Occupants and for Tenant’s employees, (d) there shall be no separate identification of any Permitted Business Occupant on any entrance to the Premises, and (e) such Permitted Business Occupants do not otherwise cause an event of default under the terms of this Lease. Upon the written request of Landlord, Tenant shall notify Landlord in writing of all Permitted Business Occupants (if any) occupying the Premises.

ARTICLE 12 - TRANSFERS BY LANDLORD; SUBORDINATION

Section 12.01. Sale of the Building.
Landlord shall have the right to sell the Building and/or any portion of the Property at any time during the Lease Term, subject only to the rights of Tenant hereunder; and such sale shall operate to release Landlord from liability accruing hereunder after the date of such conveyance provided that such successor Landlord assumes all obligations of Landlord under this Lease.
Section 12.02. Estoppel Certificate.
Within ten (10) business days following receipt of a written request from (i) Landlord, its lender(s), ground lessor or a purchaser of the Building, or other reasonable parties, or (ii) Tenant, or an Assignee or Permitted Transferee, Landlord or Tenant, as the case may be, shall execute, acknowledge and deliver, without cost, an estoppel certificate in such form as the party may reasonably request certifying (a) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (b) the date to which rent has been paid, (c) that there are not, such party’s knowledge, any uncured defaults or specifying such defaults if any are claimed, and (d) any other matters or state of facts reasonably required respecting this Lease. Such estoppel may be relied upon by the requesting party, its lenders, assignees or other parties specified in the request for such Estoppel.
Section 12.03. Subordination.
This Lease is and shall be expressly subject and subordinate at all times to the lien of any present or future mortgage or deed of trust encumbering fee title to the Property or the Leasehold Estate of the Landlord, provided that the Tenant shall be provided with a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) in substantially the form attached hereto as Exhibit E-1 from each holder of a mortgage on either the fee interest of the Property or the Leasehold interest of the Landlord under this Lease. If any such mortgage or deed of trust be foreclosed, Tenant will attorn to the lender or other purchaser at the foreclosure sale. The foregoing provisions are declared to be self-operative and no further instruments shall be required to effect such subordination and/or attornment; provided, however, that subordination of this Lease to any present or future mortgage or trust deed shall be conditioned upon receipt by Tenant of an the aforesaid SNDA which shall be binding upon such mortgagee, successor or purchaser at foreclosure agreeing that Tenant's occupancy of the Premises and other rights under this Lease shall not be disturbed by reason of the foreclosure of such mortgage or trust deed, as the case may be, so long as Tenant is not in default under this Lease. Within five (5) business days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, an instrument that Landlord deems reasonably necessary or desirable consistent with the provisions hereof to confirm the subordination of this Lease.

Without limiting the generality of the foregoing, simultaneously with the execution of this Lease, Landlord shall deliver to Tenant the Subordination, Non Disturbance and Attornment Agreements listed in this Section 12.03 from the mortgagee’s listed thereon, and otherwise in the forms attached hereto as Exhibit E-1. An Estoppel and Non-Disturbance Agreement substantially in the form as Exhibit E (“NDA”) executed by Ground Landlord with respect to the Ground Lease Agreement shall be delivered by the Landlord simultaneously with execution of this Lease.

ARTICLE 13 - DEFAULT AND REMEDY

Section 13.01. Default.

The occurrence of any of the following shall be a "Default":

(a) Tenant fails to pay any Monthly Rental Installments or Additional Rent within ten (10) days after written notice from Landlord (provided, however, Landlord shall only be required to provide such written notice two (2) times during a calendar year).

(b) Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease (other than those governed by subsections (c) through (e) below) for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Tenant is such that it cannot reasonably be performed within thirty (30) days, Tenant shall not be in default if Tenant commences such performance within said thirty (30) day period and thereafter diligently undertakes to cure the same. Upon the occurrence of Tenant’s failure to commence and diligently pursue a cure to Tenant’s default, Landlord may undertake to effect a cure to extent required under the Lease upon ten (10) days’ written notice to Tenant (unless Tenant cures) and such expenses incurred thereby shall be reimbursed by Tenant to Landlord as Additional Rent.

(c) Intentionally Omitted.

(d) Tenant shall assign or sublet all or a portion of the Premises in violation of the provisions of Article 11 of this Lease.

(e) All or substantially all of Tenant's assets in the Premises or Tenant's interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty (60) days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Tenant's corporate charter if Tenant is a corporation.

Section 13.02. Remedies.

Upon the occurrence of any Tenant Default, but not earlier than ten (10) days following Landlord’s notice to Tenant of such default, Landlord shall have the following rights and remedies, in addition to those stated elsewhere in this Lease and those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant:

(a) Landlord may re-enter the Premises and cure any such Default of Tenant required of the Tenant to maintain the Premises in the condition required by this Lease, and Tenant shall, immediately upon demand, reimburse Landlord, as Additional Rent, for any reasonable costs and expenses that Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage that Tenant may sustain by reason of Landlord's action.

(b) Intentionally Omitted.

(c) Without terminating this Lease, Landlord may terminate Tenant's right to possession of the Premises, and thereafter, neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Premises. In such event, Tenant shall immediately surrender the Premises to Landlord, and Landlord may re-enter the Premises and dispossess Tenant and any other occupants of the Premises by any lawful means and may remove their effects, without prejudice to any other remedy that Landlord may have and Tenant shall remain liable to the Landlord the Rent due under this Lease as same becomes due under this Lease for the remainder of the then Term.

(d) Landlord may terminate this Lease and recover from Tenant the costs set forth in (a) above and an amount equal to (i) the present value of the excess, if any, discounted at the Prime Rate, of (A) the Minimum Annual Rent, Additional Rent and all other sums that would have been payable hereunder by Tenant for the Remaining Term, less (B) the aggregate reasonable rental value of the Premises for the Remaining Term, as determined by two real estate brokers licensed in the State of Pennsylvania who has at least ten (10) years of experience; one chosen by the Landlord and one chosen by the Tenant (and a third chosen by the two if the two brokers are unable to reach agreement); (ii) Landlord’s reasonable costs to relet the Premises, including but not limited to removal of Tenant Improvements, removal and/or disposal of Tenant Property, demolition, market rate leasing commissions, and tenant improvements for replacement tenant(s) but specifically excluding any tenant improvements for a replacement tenant in excess of [***] Dollars ($[***]) per square foot; and (iii) the unamortized portion of the Tenant Improvement Allowance. The cost of such real estate brokers shall be part of the costs due from the Tenant. Landlord and Tenant acknowledge and agree that the payment of the amount set forth in this clause above shall not be deemed a penalty, but shall merely constitute payment of liquidated damages, it being understood that actual damages to Landlord are extremely difficult, if not impossible, to ascertain. It is expressly agreed and understood that all of Tenant's liabilities and obligations set forth in this subsection (d) shall survive termination of this Lease.

(e) Intentionally Omitted.

(f) Landlord may sue for injunctive relief.

Section 13.03. Landlord's Default and Tenant's Remedies.

Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord (including, without limitation, the obligation to reimburse Tenant the Tenant Improvement Allowance as provided in Section 2.01(c) therein); provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, Landlord shall not be in default if Landlord commences such performance within said thirty (30) day period and thereafter diligently undertakes to cure the same. Upon the occurrence of Landlord’s failure to commence and diligently pursue a cure to Landlord’s default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from such default. The provisions of this Section 13.03 are in addition to the offset rights of Tenant otherwise set forth in this Lease for the failure of the Landlord with respect to payment of the Tenant Improvement Allowance and/or its obligations of Maintenance and Repair as set forth herein.

Landlord hereby waives any lien it may have, statutory or otherwise, on any of Tenant's property, furniture, fixtures and equipment on the Premises during the entire term of this Lease.

Section 13.04. Limitation of Landlord's Liability.

If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease, and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord's right, title and interest in and to the Building (which shall include rents and insurance proceeds) for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant's judgment. Notwithstanding the foregoing, Tenant shall have the right of offset as provided herein, including, but not limited to as set forth in Section 6.03, Section 7.01, and Section 13.03 of this Lease.

Section 13.05. Intentionally Omitted.

Section 13.06. Nonwaiver of Defaults.

Neither party's failure nor delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision at that time or in the future. No waiver of any default shall be deemed to be a waiver of any other default. Landlord's receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant's check or any letter accompanying Tenant's check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord's right to recover the balance due or to pursue any other remedy available to Landlord. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

Section 13.07. Attorneys' Fees.

If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys' fees incurred in connection therewith.

ARTICLE 14 – INTENTIONALLY OMITTED

ARTICLE 15 - TENANT'S RESPONSIBILITY REGARDING ENVIRONMENTAL LAWS
AND HAZARDOUS SUBSTANCES

Section 15.01. Environmental Definitions.

(a) "Environmental Laws" shall mean all present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Premises, the Building and the Property Common Areas, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Premises, the Building and the Property Common Areas.

(b) "Hazardous Substances" shall mean petroleum products and those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances" "solid waste" or "infectious waste" under Environmental Laws.

Section 15.02. Restrictions on Tenant.

Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Premises, the Building or the Property Common Areas, or the transportation to or from the Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or off-site disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws and reasonable standards prevailing in the industry.

Section 15.03. Notices, Affidavits, Etc.

Tenant shall within five (5) days (a) notify Landlord of (i) any violation by Tenant, its employees, agents, representatives, guests, customers, invitees or contractors of any Environmental Laws on, under or about the Premises, the Building or the Property Common Areas, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Premises, and (b) deliver to Landlord any written notice received by Tenant relating to (a)(i) and (a)(ii) above from any source. Tenant shall execute affidavits, representations within fifteen (15) days of Landlord's request therefor concerning Tenant's best knowledge and belief regarding the unpermitted presence of any Hazardous Substances on, under or about the Premises.

Section 15.04. Tenant's Indemnification.

Tenant shall indemnify, defend and hold harmless Landlord and Landlord's managing agent from and against any and all claims, losses, liabilities, costs, expenses, penalties and damages, including attorneys' fees, costs of testing and remediation costs, incurred by Landlord as a result of any breach by Tenant of Tenant's obligations under this Article 15.

Section 15.05. Existing Conditions.

Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under or in connection with the Premises prior to the Commencement Date of this Lease (or any earlier occupancy of the Premises by Tenant).
Section 15.06. Interpretation.

The obligations imposed upon Tenant under this Article 15 are in addition to and are not intended to limit, but to expand upon, the obligations imposed upon Tenant under Article 5 above.

Section 15.07. Landlord’s Representation.

Landlord represents and warrants that as of the Commencement Date, to the best of Landlord’s actual knowledge, no Hazardous Substances exist on, under or about the Premises, the Building, or the Property Common Areas. Landlord shall indemnify, defend and hold harmless Tenant from and against any and all claims, losses, liabilities, costs, expenses, penalties and damages, including attorneys' fees, costs of testing and remediation costs, incurred by Tenant as a result of any breach by Landlord under this Article 15.

Section 15.08. Survival.

The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease for three (3) years from such date; provided however, this survival shall terminate upon the delivery by the Tenant to the Landlord of a Phase I site assessment evidencing no recognized environmental condition which would have been as a result of the actions or the operations of the Tenant.

ARTICLE 16 - MISCELLANEOUS

Section 16.01. Benefit of Landlord and Tenant.

This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

Section 16.02. Governing Law.

This Lease shall be governed by and construed in accordance with the laws of the jurisdiction where the Building is located.
Section 16.03. Force Majeure.
Each of Landlord and Tenant (other than with respect to the payment of any monetary obligation, including but not limited to the commencement of Tenant’s obligation to pay Rent) shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including, but not limited, to work stoppages, boycotts, slowdowns or strikes; shortages of materials, equipment, labor or energy; unusual weather conditions; COVID-19 Delays, or any other acts, omissions or delays of action of governmental or political bodies (any such occurrence herein referred to as "Force Majeure").

Section 16.04. Examination of Lease.

Submission of this instrument by Landlord to Tenant for examination or signature does not constitute an offer by Landlord to lease the Premises. This Lease shall become effective, if at all, only upon the execution by and delivery to both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Premises on the terms contained herein. The offer by Tenant will be irrevocable until 6:00 p.m. EST, fifteen (15) days after the date Landlord receives this Lease executed by Tenant.
Section 16.05. Indemnification for Leasing Commissions.

Landlord and Tenant each represent that they have dealt with no broker other than the Brokers set out in Section 1.01(l) who would be entitled to any commission or fee with respect to the negotiation, execution and/or delivery of this Lease. Landlord agrees to pay the commission due said Brokers pursuant to a separate agreement. This provision shall not be construed to create any third party rights hereunder in favor of said brokers. If any person or entity other than the Brokers shall assert a claim to a finder's fee, broker's commission or other compensation on account of the alleged employment as finder or broker for Tenant or performance of services as a finder or broker for Tenant in connection with this transaction, Tenant agrees to indemnify and hold Landlord harmless from and against any and all claims and all costs, expenses and liabilities incurred in connection therewith, including but not limited to reasonable attorney's fees and court costs, by any other such broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this Lease.

Section 16.06. Notices.

Any notice required or permitted to be given under this Lease or by any Laws shall be deemed to have been given if it is written and delivered in person or by overnight courier or mailed by certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Section 1.01(o). If delivered in person, the notice shall be deemed given as of the delivery date. If sent by overnight courier, the notice shall be deemed to have been given as of the date of delivery. If mailed by certified mail, the notice shall be deemed to have been given on the date that is three (3) business days following mailing. Rejection or other refusal by the addressee to accept or the inability of the carrier to deliver because of a changed address of which no notice was given shall be deemed to be the receipt of the notice sent. Either party may change its address by giving written notice thereof to the other party.

Section 16.07. Partial Invalidity; Complete Agreement.

If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

Section 16.08. Financial Statements.

As long as Tenant is a public company, Tenant shall not be required to provide any financial information pursuant to this Section 16.08 or otherwise. In the event Tenant is no longer a public company, during the Lease Term and any extensions thereof, Tenant shall provide from time to time and upon reasonable request from Landlord or its lender(s), but not more than twice per year, a copy of Tenant's most recent audited financial statements prepared as of the end of Tenant's fiscal year. Such financial statements shall be signed by Tenant or an officer of Tenant, if applicable, who shall attest to the truth and accuracy of the information set forth in such statements. Landlord agrees to keep confidential any financial information furnished by Tenant, except that Landlord may disclose such information to its lenders, potential purchasers, partners and financial advisors provided that prior to receiving such information each of the foregoing parties must sign a confidentiality agreement relating to such information.
Section 16.09. Representations and Warranties.

(a) Tenant hereby represents and warrants that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the jurisdiction under which it was organized; (ii) Tenant is authorized to do business in the jurisdiction where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.

(b) Landlord hereby represents and warrants that (i) Landlord is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the jurisdiction under which it was organized; (ii) Landlord is authorized to do business in the jurisdiction where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Landlord has been properly authorized to do so, and such execution and delivery shall bind Landlord to its terms.

Section 16.10. Consent or Approval.

Where the consent or approval of a party is required, such consent or approval will not be unreasonably withheld, conditioned or delayed.

Section 16.11. Time.

Time is of the essence of each term and provision of this Lease.
Section 16.12. Anti-Corruption Laws and Sanctions.

For purposes hereof, (a) "Anti-Corruption Laws" shall mean all Laws applicable to a pertinent party from time to time concerning or relating to bribery or anti-corruption; (b) "Sanctions" shall mean all applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. federal government, including those administered by the Office of Foreign Assets Control, the United States Department of Treasury ("OFAC") or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any European Union member state in which a pertinent party or any of its subsidiaries conduct operations or Her Majesty's Treasury of the United Kingdom; and (c) "Sanctioned Person" shall mean, at any time, (i) any person or entity listed in any Sanctions-related list of designated persons or entities maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state in which the pertinent party or any of its subsidiaries conducts operations, (ii) unless otherwise authorized by OFAC, any person or entity operating, organized or resident in any country or territory which is itself the subject or target of any full-scope (non-list based) Sanctions, or (iii) any ownership of fifty percent (50%) or more of an entity by persons or entities described in the foregoing clauses (i) or (ii). Each of Landlord and Tenant represents and warrants that neither it nor any of its subsidiaries, nor to its knowledge, their respective directors, officers, employees or agents, is a Sanctioned Person. Each party further represents that it and its subsidiaries, and to its knowledge, their respective directors, officers, employees and agents, complies and shall continue to comply in all material respects with all Sanctions and with all Anti-Corruption Laws. Each party will use reasonable efforts to notify the other in writing if any of the foregoing representations and warranties are no longer true or have been breached or if such party has a reasonable basis to believe that they may no longer be true or have been breached. In the event of any violation of this Section by Tenant, Landlord will be entitled to immediately terminate this Lease and take such other actions as are permitted or required to be taken under law or in equity.
Section 16.13. Cooperation.

Tenant shall use reasonable efforts to cooperate with Landlord, without cost to Tenant, in connection with the completion of any written surveys or evaluations relating to the Building, or Landlord.

Section 16.14. Recording of Lease.

Tenant agrees that it will not record this Lease but Landlord upon request of the Tenant shall execute and deliver a Notice of Lease in form suitable for recording. Notwithstanding the foregoing, so long as Tenant is a publicly traded entity, if and as required, Tenant may file a copy of this Lease with Tenant’s filings with the Securities Exchange Commission.
Section 16.15. Counterparts.

This Lease may be executed and delivered in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

Section 16.16. Arbitration.

In any case where this Lease expressly provides for, or gives the option for, the settlement of a dispute or question by arbitration pursuant to this Section 16.16, and in the case of any other dispute with respect to the granting of any consent or approval requested by Tenant or Landlord hereunder (where such consent or approval is subject to a reasonableness requirement), and only in such cases (and not in any case where other specific dispute resolution procedures are expressly provided for in this Lease, such as the resolution procedures with respect to Fair Market Rent Rate with respect to an Extension Term as provided herein), such dispute shall be subject to binding arbitration in Pittsburgh, Pennsylvania, under the Commercial Arbitration Rules of the American Arbitration Association (AAA). The Expedited Procedures of the Commercial Arbitration Rules shall also apply to all disputes arbitrated under this Lease. Where arbitration is used, the parties shall have no right to object if the arbitrator appointed was on the list submitted by the AAA and was not objected to in accordance with AAA Rule E-4. With respect to construction-related disputes, the arbitrator shall be an attorney who is also a licensed engineer, registered architect, or other construction professional and/or an attorney who specializes in construction disputes. Any finding or determination of the arbitrator shall be final and binding pursuant to the Commercial Arbitration Rules and/or Expedited Procedures (except that the arbitrator shall be bound by the provisions of this Lease and shall not have the power to add to, subtract from, modify or change any of the provisions of this Lease). Landlord and Tenant agree to sign all documents and to do all other things necessary to submit to arbitration any matter subject to of this Section 16.16. Landlord and Tenant consent to the entry of judgment in any court in the Commonwealth of Pennsylvania upon any award or decision rendered in any arbitration held pursuant to this Section 16.16. Landlord and Tenant acknowledge that any award or decision rendered in any arbitration held pursuant to this Section 16.16, whether or not such award or decision has been entered for judgment, shall be final and binding upon Landlord and Tenant.

Section 16.17. Ground Lease – Landlord’s Representations.

Landlord is leasing the land upon which the Building has been built pursuant to the Ground Lease Agreement between Ground Lessor and Landlord. Landlord represents as follows: a) there are no defaults under the Ground Lease Agreement or events or circumstances which with the passage of time will result in a default; b) all approvals necessary for the construction and operation of the Building and related improvements have been obtained under the Ground Lease Agreement; c) any necessary consents required under the Ground Lease Agreement for the Lease and Tenant’s operations at the Building have been obtained; and d) the Ground Lease Agreement has not been amended or modified. Simultaneously with the execution of this Lease, Landlord will provide Tenant with a fully executed Ground Lease Non-Disturbance Agreement in the form attached to this Lease as Exhibit E as a condition of the effectiveness of this Lease.

Section 16.18. Right of First Offer.

In the event that Landlord elects to sell its interest in the Property as Lessee under the Ground Lease Agreement or as the fee owner, in the event that the Ground Lessor acquires the fee interest in the Property (provided, however, that such sale is for Landlord’s interest as Lessee or in fee in the Property only, and is not a portfolio transaction (being defined as a transaction in which the Property is sold in conjunction with one or more other interests in real property)) at any time after the third year of the Lease Term (as same may be extended pursuant to this Lease), Tenant shall have a one-time right of first offer (the “First Offer”) to purchase the Landlord’s interest in the Lease (or other interest of the Landlord in the Property). Landlord shall provide notice to the Tenant of all of the terms and conditions upon which the Landlord is willing to convey said interest. The Tenant shall have thirty (30) days from receipt of the Landlord’s Notice of First Offer to either accept or reject said First Offer. In the event that the Tenant exercises the First Offer, the Landlord and the Tenant shall enter into an agreement reflecting the terms and conditions of said First Offer.

(SIGNATURES CONTAINED ON THE FOLLOWING PAGES)

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:CLINTON COMMERCE III, LLC

By: Al. Neyer, LLC, its Manager

By: /s/ Stephanie P. Gaither
Printed: Stephanie P. Gaither
Title: Executive Vice President & CFO

This is an acknowledgment certificate; no oath or affirmation was administered to the signer with regard to this notarial act.
STATE OF OHIO  }
           } SS:
COUNTY OF HAMILTON }

Before me, a Notary Public in and for said County and State, personally appeared Stephanie P. Gaither, by me known and by me known to be the Executive Vice President & CFO of Al. Neyer, LLC, the Manager of Clinton Commerce III, LLC, who acknowledged the execution of the foregoing Office Lease on behalf of said limited liability companies.

WITNESS my hand and Notarial Seal this 19 day of May, 2020.

/s/ Lesley S. Koth
Notary Public

Lesley S. Koth
Printed Signature

My Commission Expires: No expiration

My County of Residence: Hamilton

(SIGNATURES CONTINUED ON THE FOLLOWING PAGE)

TENANT:
HAEMONETICS CORPORATION

By: /s/ William P. Burke
Printed: William P. Burke
Title: Executive Vice President, Chief Financial Officer

STATE OF MASSACHUSETTS)
            ) SS:
COUNTY OF BRISTOL)

Before me, a Notary Public in and for said County and State, personally appeared William P. Burke, by me known and by me known to be the Executive Vice President, Chief Financial Officer of Haemonetics Corporation, who acknowledged the execution of the foregoing Office Lease on behalf of said corporation.

WITNESS my hand and Notarial Seal this 22 day of May, 2020.

/s/ Sheryl Larkin
Notary Public

Sheryl Larkin
Printed Signature

My Commission Expires: February 5, 2027

My County of Residence: Norfolk